                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Investors Financial Services Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                      INVESTORS FINANCIAL SERVICES CORP.
                             200 Clarendon Street
                               Boston, MA 02116


                                  ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  ----------


To the Stockholders of Investors Financial Services Corp.:

    The Annual Meeting of Stockholders of Investors Financial Services Corp. (the "Company"), a Delaware corporation, will be held on Tuesday, April 14, 1998 at 11:00 a.m., local time, at 200 Clarendon Street, 17th Floor, Boston, Massachusetts, for the following purposes:

    1. To elect three (3) Class III directors to serve for a three-year term and until their successor is elected and qualified.

    2.   To approve the Company's Amended and Restated 1995 Stock Plan.

    3. To ratify the selection of Deloitte & Touche, LLP as independent auditors for the fiscal year ending December 31, 1998.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on February 16, 1998 are entitled to notice of and to vote at the meeting and any adjournments thereof.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                       By Order of the Board of Directors



                                       John E. Henry
                                       Secretary


Boston, Massachusetts
March 5, 1998

                      INVESTORS FINANCIAL SERVICES CORP.
                             200 Clarendon Street
                               Boston, MA 02116


                                  ----------

                                PROXY STATEMENT

                                  ----------


                                 March 5, 1998

    Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Investors Financial Services Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 14, 1998, at 11:00 a.m., local time, at 200 Clarendon Street, 17th Floor, Boston, Massachusetts, or at any adjournments thereof (the "Annual Meeting").

    Only stockholders of record at the close of business on February 16, 1998 (the "Record Date") will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, 6,472,188 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to the Secretary of the Company at any time up to and including the last business day before the day of the Annual Meeting or to the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof.

    The representation in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any director nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

    In addition to the election of directors, the stockholders will consider and vote upon proposals to (i) approve the Company's Amended and Restated 1995 Stock Plan; and (ii) ratify the selection of auditors, each as further described in this proxy statement. The persons named as attorneys-in-fact in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

    The Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

    An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1997, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 5, 1998.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 16, 1998: (i) by each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of the Company's Common Stock outstanding at such date; (ii) by each director, nominee and executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers"; and (iii) by all officers, directors and nominees as a group. Unless otherwise indicated below, each person listed below maintains a business address c/o Investors Financial Services Corp., 200 Clarendon Street, Boston, MA 02116 and, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law or as otherwise noted.


Name and Address                                Amount and Nature     Percent
of Beneficial Owner                               of Ownership        of Class
-------------------                             -----------------     --------
Entities associated with The Northwestern
Mutual Life Insurance Company (1)..........          487,700            7.5%
    720 East Wisconsin Avenue
    Milwaukee, WI 53202

Landon T. Clay (2).........................          471,272            7.3%
    c/o North American Management
    Suite 300, Ten Post Office Square
    Boston, MA 02108

Entities Associated with OppenheimerFunds,
  Inc. (3)..................................         328,000            5.1%
    Two World Trade Center, Suite 3400
    New York, NY 10048

Frank B. Condon, Jr. (4)...................           11,619             *

Robert B. Fraser (5).......................            2,665             *

Donald G. Friedl (6).......................            4,621             *

Thomas P. McDermott (4)....................            6,322             *

James M. Oates (4).........................           17,590             *

Phyllis S. Swersky (7).....................            2,543             *

Kevin J. Sheehan (8).......................          206,931            3.2%

Michael F. Rogers (9)......................          110,793            1.7%

Edmund J. Maroney (10).....................           28,805             *

Robert D. Mancuso (11).....................           24,644             *

Karen C. Keenan (12).......................           20,722             *

All officers and directors as a group
    (14 persons) (13)......................          451,482            6.8%

------------------------
*   Less than 1%

 (1) Includes (i) 209,300 shares of Common Stock held by The Northwestern Mutual Life Insurance Company, (ii) 63,000 shares of Common Stock held by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account, (iii) 200,000 shares of Common Stock held by the Growth Stock Portfolio of The Northwestern Mutual Life Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company, and (iv) 2,400 shares held by the Asset Allocation Fund and 13,000 shares held by the Aggressive Growth Stock Fund of Mason Street Funds, Inc., an affiliate of The Northwestern Mutual Life Insurance Company.

 (2) Landon T. Clay is a former officer of Eaton Vance Corp., the former parent of the Company. Includes 833 shares of Common Stock owned by family members of Mr. Clay, as to which Mr. Clay disclaims beneficial ownership. Also includes 2,120 shares of Common Stock held by LTC Corp. Profit Sharing Plan, of which Mr. Clay is a beneficiary and is deemed to have sole voting power of such shares. Also includes 348 shares of Common Stock owned by Flowers Antigua Profit Sharing Plan, of which Mr. Clay's spouse, Lavinia Clay, is a beneficiary and is deemed to have sole voting power of such shares. Excludes 133,333 shares of Common Stock held by the Monadnock Charitable Lead Trust, an irrevocable grantor trust, of which Mr. Clay was the grantor but is not a trustee and over which Mr. Clay has no voting or dispositive power.

 (3) Shares are held by two investment companies managed by Oppenheimer Advisers, Inc., a wholly-owned subsidiary of OppenheimerFunds, Inc.

 (4) Includes 4,589 shares of Common Stock which may be purchased within 60 days of February 16, 1998 (the "Record Date") upon the exercise of stock options granted under the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). Excludes 4,689 shares of Common Stock issuable pursuant to options granted under the Director Plan which are not exercisable within 60 days of the Record Date.

 (5) Includes 1,665 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the Director Plan. Excludes 3,335 shares of Common Stock issuable pursuant to options granted under the Director Plan which are not exercisable within 60 days of the Record Date.

 (6) Includes 4,121 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the Director Plan. Excludes 5,157 shares of Common Stock issuable pursuant to options granted under the Director Plan which are not exercisable within 60 days of the Record Date.

 (7) Includes 2,343 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the Director Plan. Excludes 5,157 shares of Common Stock issuable pursuant to options granted under the Director Plan which are not exercisable within 60 days of the Record Date.

 (8) Includes 45,622 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the Company's 1995 Stock Plan (the "1995 Plan"). Excludes 64,378 shares of Common Stock issuable pursuant to options granted under the 1995 Plan which are not exercisable within 60 days of the Record Date.

 (9) Includes 33,777 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the 1995 Plan. Excludes 53,023 shares of Common Stock issuable pursuant to options granted under the 1995 Plan which are not exercisable within 60 days of the Record Date.

(10) Includes 13,285 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the 1995 Plan. Excludes 25,315 shares of Common Stock issuable pursuant to options granted under the 1995 Plan which are not exercisable within 60 days of the Record Date.

(11) Includes 14,123 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the 1995 Plan. Excludes 24,377 shares of Common Stock issuable pursuant to options granted under the 1995 Plan which are not exercisable within 60 days of the Record Date.

(12) Includes 9,623 shares of Common Stock which may be purchased within 60 days of the Record Date upon the exercise of stock options granted under the 1995 Plan. Excludes 21,877 shares of Common Stock issuable pursuant to options granted under the 1995 Plan which are not exercisable within 60 days of the Record Date.

(13) Includes 123,210 shares of Common Stock which may be purchased by officers and directors within 60 days of the Record Date upon the exercise of stock options granted under the 1995 Plan and 21,896 shares of Common Stock which may be purchased by directors within 60 days of the Record Date upon the exercise of stock options granted under the Director Plan. Excludes 204,190 shares of Common Stock issuable pursuant to options granted under the 1995 Plan which are not exercisable within 60 days of the Record Date and 27,716 shares of Common Stock issuable pursuant to options granted under the Director Plan which are not exercisable within 60 days of the date of the Record Date.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

                                   Nominees


    The Company's By-laws provide for a Board of Directors divided into three classes. The members of each class of directors serve for staggered three-year terms. Messrs. Sheehan, Oates and McDermott are Class III directors whose terms expire at the Annual Meeting of Stockholders. The Board of Directors is also composed of (i) two Class I directors (Mr. Friedl and Ms. Swersky) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 1999 and (ii) two Class II directors (Messrs. Condon and Fraser) whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000.

    The Board of Directors has nominated and recommended that Messrs. Sheehan, Oates and McDermott be elected Class III directors, to hold office until the Annual Meeting of Stockholders to be held in the year 2001 and until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted in accordance with the judgment of the persons named as attorneys in the proxies. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE "FOR" THE NOMINEES LISTED BELOW.

    The following table sets forth the nominees to be elected at the Annual Meeting and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Company, the year the nominee's or director's term will expire and class of director of each nominee and each director:


Nominee's or Director's
Name and Year Nominee or               Position(s) with        Year Term    Class of
Director First Became a Director          the Company         Will Expire   Director
--------------------------------   ------------------------   -----------   --------

Nominees:
---------

Kevin J. Sheehan (1990)            Chairman, President, and       2001          III
                                   Chief Executive Officer

James M. Oates (1995)                      Director               2001          III

Thomas P. McDermott (1995)                 Director               2001          III


Continuing Directors:
---------------------

Donald G. Friedl (1996)                    Director               1999           I

Phyllis S. Swersky (1996)                  Director               1999           I

Frank B. Condon, Jr. (1986)                Director               2000           II

Robert B. Fraser (1996)                    Director               2000           II

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the directors and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company.


Name                        Age                     Position
----                        ---                     --------

Kevin J. Sheehan             46      Chairman of the Board, President and
                                        Chief Executive Officer
Michael F. Rogers            40      Executive Vice President
Karen C. Keenan              35      Senior Vice President, Chief Financial
                                        Officer and Treasurer
Robert D. Mancuso            37      Senior Vice President--Marketing and
                                        Client Services
David F. Flynn               51      Senior Vice President--Lending
Edmund J. Maroney            41      Senior Vice President--Technology
James M. Oates               51      Director
Thomas P. McDermott          62      Director
Robert B. Fraser             69      Director
Frank B. Condon, Jr.         62      Director
Donald G. Friedl             65      Director
Phyllis S. Swersky           46      Director

    Mr. Sheehan is Chairman of the Executive Committee of which Messrs. Oates and Condon are also members. Mr. Oates is Chairman of the Compensation Committee of which Messrs. Condon and McDermott are also members. Mr. McDermott is Chairman of the Audit Committee of which Mr. Friedl and Ms. Swersky are also members. The Company was organized in June 1995 to serve as the holding company for Investors Bank & Trust Company (the "Bank") and for periods prior to that date, references to the Company mean the Bank. The board of directors and executive officers of the Bank are identical to the board of directors and executive officers of the Company.

    Mr. Sheehan has served as a director since 1990 and as President since June 1992. He has been Chief Executive Officer and Chairman of the Board of Directors since June 1995. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, Mr. Sheehan was a Senior Vice President at the Bank of New England. He holds a Bachelor of Science in Accounting from the University of Massachusetts.

    Mr. Rogers has been Executive Vice President since September 1993, and has had responsibility for all operating areas since 1990. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of Bank of New England, Mr. Rogers was Vice President at the Bank of New England. Mr. Rogers graduated from Boston College with a degree in Economics and received his Master of Business Administration from the College of William and Mary.

    Ms. Keenan has been Treasurer since September 1997 and Senior Vice President and Chief Financial Officer since June 1995. Ms. Keenan has served as Vice President of the Company since September 1992. She joined the Company in August 1989 as an Operations Manager in the mutual fund group, and became Senior Audit Officer in May 1990. She was Treasurer of the Company from July 1991 to May 1994. Prior to joining the Company, Ms. Keenan worked for Arthur Andersen & Co., a public accounting firm. She is a Certified Public Accountant and holds a Master of Business Administration from Babson College and a Bachelor of Science in Accountancy from Bentley College.

    Mr. Mancuso has been Senior Vice President--Marketing and Client Management since September 1993. He joined the Company in September 1992. Prior to joining the Company, Mr. Mancuso was Eastern Region Director of Sales for PRJ Associates, a software development firm from January 1989. Mr. Mancuso holds a Master of Business Administration and a Bachelor of Science from Boston College.

    Mr. Flynn has been Senior Vice President--Lending since April 1992, and served as Director of Marketing prior to April 1992. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of Bank of New England, he was Vice President of the Bank of New England. Mr. Flynn is a Certified Public Accountant and holds a Master of Business Administration from Babson College and a Bachelor of Science in Accountancy from Suffolk University.

    Mr. Maroney has been Senior Vice President--Technology since July 1991. Mr. Maroney served as a Systems Manager in the custody department prior to becoming Senior Vice President. Prior to joining the Company in May 1990 with the Company's acquisition of the Financial Products Services Division of the Bank of New England, he was Vice President of Bank of New England. Mr. Maroney holds a Bachelor of Science from The University of Notre Dame and a Master of Science in Finance from the University of California-Los Angeles.

    Mr. Oates has been a director of the Company since June 1995. Mr. Oates has been Chairman of IBEX Capital Markets, LLC since 1996 and has been the managing director of the Wydown Group, a consulting firm specializing in start-ups, turn-arounds and defining growth strategies since 1994. Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp Incorporated from 1984 to 1994. Mr. Oates is also a director of Blue Cross and Blue Shield of New Hampshire, Stifel Financial Corporation, Phoenix, Duff & Phelps, Plymouth Rubber Company and Command Systems, as well as twenty-five Phoenix Mutual Funds and six AIB Govett Funds.

    Mr. McDermott has been a director of the Company since June 1995. He has been Managing Director of TPM Associates, a consulting firm, since January 1994. He served as Managing Partner, New England Area of Ernst & Young from 1989 to 1993. Mr. McDermott is also a director of ACCION International and the Pioneer Institute of Public Policy Research.

    Mr. Fraser has been a director of the Company since June 1996. Mr. Fraser was Chairman of the Boston law firm of Goodwin, Procter & Hoar LLP from 1984 to 1997 and serves as a director of several charitable organizations.

    Mr. Condon has been a director of the Company since April 1986. From July 1982 to July 1993, he was Chief Executive Officer and President, and from July 1993 to April 1997 he was Chief Executive Officer and Chairman of Woodstock Corporation, a Boston-based investment management firm and of its wholly owned subsidiary, Woodstock Service Corporation, a provider of financial services. Mr. Condon also serves as a Director of Big Sandy Management Company.

    Mr. Friedl has been a director of the Company since February 1996. Mr. Friedl has been Managing Director of AquaBio Products Sciences, Inc., a marine biotechnology company, since 1997. He was the Chairman, President and Chief Executive Officer of All Seasons Services, Inc., a commercial food and vending company, from 1986 until January 1997. Mr. Friedl also serves on the Advisory Board of Internet Commerce Services Corp.

    Ms. Swersky has been a director of the Company since February 1996. She has been President of The Meltech Group, a consulting firm specializing in business advisory services for high-growth potential businesses, since 1995. She was the President of The Net Collaborative, Inc., an Internet systems integration company, from 1996 to 1997. She served as President of Work/Family Directions, Inc., a provider of employee benefits programs, from 1992 through 1995. Prior to 1992, she was Executive Vice President and Chief Financial Officer of AICorp, Inc., a computer software company.

    A director may be removed for cause, which is generally defined under Delaware law as an event of a substantial nature which directly affects the rights and interests of a company's stockholders, such as disclosing trade secrets of the company or embezzling corporate funds, by a vote of at least a majority of the shares of the Company's capital stock entitled to elect such director. A director may be removed without cause by a vote of at least seventy-five percent (75%) of the shares of capital stock entitled to elect such director.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors met twelve times during the fiscal year ended December 31, 1997. The Audit Committee of the Board of Directors, of which Messrs. McDermott and Friedl and Ms. Swersky are currently members, reviews with the independent accountants and management the annual financial statements and independent auditors' opinion, reviews the results of the examination of the Company's financial statements by the independent auditors, recommends the retention of the independent auditors to the Board of Directors and periodically reviews the Company's accounting policies and internal accounting and financial controls. The Audit Committee met four times during the fiscal year ended December 31,1997. The Compensation Committee, whose members currently are Messrs. Oates, McDermott and Condon, is responsible for administering the Company's stock plans and for reviewing and approving compensation matters concerning the executive officers and key employees of the Company. The Compensation Committee met two times during the fiscal year ended December 31, 1997. The Nominating Committee, whose members currently are Messrs. Condon, McDermott and Oates, is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Company. The Nominating Committee met one time during the fiscal year ended December 31, 1997. During 1997, no director attended fewer than 75% of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

    The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the years ended December 31, 1997, 1996 and 1995 to (i) the Company's Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company who received total annual salary and bonus in excess of $100,000 in fiscal 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                             ANNUAL COMPENSATION(1)                     AWARDS
                                     ---------------------------------------   -------------------------
                                                                  RESTRICTED   SECURITIES    ALL OTHER
             NAME AND                                               STOCK      UNDERLYING   COMPENSATION
        PRINCIPAL POSITION           YEAR  SALARY($)   BONUS($)   AWARDS(#)    OPTIONS(#)      ($)(2)
-----------------------------------  ----  ---------   ---------  ----------   ----------   ------------
Kevin J. Sheehan...................  1997    350,000     437,500     --          30,000        39,520
  President; Chief Executive         1996    300,000     411,000     --          30,000        29,971
  Officer; Chairman                  1995    222,950     595,000    40,000       50,000        15,559

Michael F. Rogers..................  1997    275,000     275,000     --          25,000        15,421
  Executive Vice President           1996    250,000     312,500     --          25,000         9,964
                                     1995    175,225     250,000    30,000       40,000         2,722

Edmund J. Maroney..................  1997    200,000     200,000     --          15,000         4,635
  Senior Vice                        1996    175,000     218,750     --          10,000         2,732
  President--Technology              1995    145,000     125,000    10,000       15,000           694

Robert D. Mancuso..................  1997    180,000     210,326(3)  --          15,000           751
  Senior Vice President--Marketing   1996    155,000     162,000(3)  --           8,500           706
  and Client Management              1995    125,000      67,208(3) 10,000       15,000           670

Karen C. Keenan....................  1997    140,000      70,000     --          15,000           700
  Senior Vice President, Chief       1996    122,000      68,320     --           7,500           666
  Financial Officer and Treasurer    1995     91,900      25,000     7,500       10,000           656

------------------------

(1) Does not include non-cash compensation that in the aggregate does not exceed the lesser of $50,000 or 10% of such named individual's cash compensation.

(2) The amount shown for each named executive officer for 1997, 1996 and 1995 includes the dollar value ($520) of matching contributions made pursuant to the Company's 401(k) plan, a qualified employee benefit defined contribution plan. Also included are net premiums paid by the Company for term life insurance for the benefit of Messrs. Sheehan ($449, $240 and $268), Rogers ($353, $240 and $210), Maroney ($257, $210 and $174), Mancuso ($231, $186
    and $150) and Ms. Keenan ($180, $146 and $136) in 1997, 1996 and 1995,
    respectively. Finally, the amounts shown include contributions to a non-qualified supplemental retirement plan for Mr. Sheehan ($38,551, $29,211 and $14,771), Mr. Rogers ($14,548, $9,204 and $1,992) and Mr. Maroney ($3,858,
    $2,002 and $0) in 1997, 1996 and 1995, respectively.

(3) Amounts shown represent commission payments made during 1997, 1996 and 1995, some of which payments relate to revenues generated in 1996, 1995 and 1994, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding options to purchase Common Stock granted during 1997 by the Company to the Named Executive Officers.

                                                               INDIVIDUAL GRANTS
                                           ----------------------------------------------------------    POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED ANNUAL
                                                                                                         PERCENTAGE RATES OF
                                            NUMBER OF     % OF TOTAL                                            STOCK
                                           SECURITIES       OPTIONS                                       PRICE APPRECIATION
                                           UNDERLYING     GRANTED TO                                     FOR OPTION TERM (3)
                                             OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ------------------------
NAME                                       GRANTED (1)    FISCAL YEAR     ($/SHARE) (2)      DATE        5% ($)       10% ($)
-----------------------------------------  -----------  ---------------  ---------------  -----------  -----------  -----------
Kevin J. Sheehan.........................      30,000          17.95%           43.25       11/18/07      815,991    2,067,881
Michael F. Rogers........................      25,000          14.96%           43.25       11/18/07      679,992    1,723,234
Edmund J. Maroney........................      15,000           8.97%           43.25       11/18/07      407,995    1,033,940
Robert D Mancuso.........................      15,000           8.97%           43.25       11/18/07      407,995    1,033,940
Karen C. Keenan..........................      15,000           8.97%           43.25       11/18/07      407,995    1,033,940


(1) Grants become exercisable in 48 equal monthly installments beginning on November 18, 1997.

(2) The exercise price per share of each option was determined by the Compensation Committee to be equal to the fair market value per share of the Common Stock on the date of grant.

(3) Amounts shown represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised. The potential realizable value does not represent the Company's prediction of its future stock price performance.

               Aggregated Option Exercises In Last Fiscal Year
                       and Fiscal Year-End Option Values

    The following table sets forth certain information regarding stock options exercises by the Named Executive Officers and the number and value of the Named Executive Officers' unexercised stock options at December 31, 1997.

                                                                         NUMBER OF SECURITIES
                                                                              UNDERLYING             VALUE OF UNEXERCISED
                                                                             UNEXERCISED                 IN-THE-MONEY
                                                                       OPTIONS AT DECEMBER 31,            OPTIONS AT
                                                                               1997(#)             DECEMBER 31, 1997 ($)(1)
                                                                      --------------------------  --------------------------
                                                            VALUE
                                       SHARES ACQUIRED    REALIZED
NAME                                   ON EXERCISE (#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------------  -----------------  -----------  -----------  -------------  -----------  -------------
Kevin J. Sheehan....................         --              --           37,080        72,920       976,240      1,177,510
Michael F. Rogers...................          3,200         102,400       26,798        60,002       692,518        958,707
Edmund J. Maroney...................          1,400          43,225       10,264        28,336       258,030        383,171
Robert D. Mancuso...................         --              --           11,227        27,273       290,644        362,043
Karen C. Keenan.....................          1,000          30,500        7,227        24,273       175,455        280,358

------------------------

(1) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1997 ($46.00 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997) multiplied by the number of shares underlying the option.

STOCK PLANS

    The Company currently has three stock ownership plans: the 1995 Stock Plan, the 1995 Non-Employee Director Stock Option Plan and the 1997 Employee Stock Purchase Plan.

    Amended and Restated 1995 Stock Plan

    A description of the Company's Amended and Restated 1995 Stock Plan is included under Proposal 2 below. A complete copy of the plan is attached as Appendix A hereto.

    1995 Non-Employee Director Stock Option Plan

    The 1995 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the Company's sole stockholder in October 1995. The Director Plan is administered by the Board. The Director Plan authorizes the grant of options for up to 100,000 shares of Common Stock. As of the Record Date, options to purchase 49,612 shares of Common Stock were outstanding under the Director Plan. Outstanding options under the Director Plan are subject to adjustment for capital changes. If any options granted under the Director Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall continue to be available under the Director Plan.

    The Director Plan authorizes the grant to each director who is not an employee of the Company and who is first elected as a director after the date of the Company's initial public offering, an option to purchase 2,500 shares of Common Stock on the date of such director's first election to the Board. Each non-employee director will also receive, on each one-year anniversary of such director's first election to the Board, an option to purchase 2,500 shares of Common Stock, provided that such director has continuously served on the Board during such one-year period.

    In addition to the automatic grant of options described above, the Director Plan also provides that each non-employee director may make a written election (an "Election") to receive, in lieu of his or her cash retainer, options to acquire shares of Common Stock. Any Election must be received by the Company no less than six-months prior to the scheduled payment of the cash retainer which the Election is scheduled to replace. Each non-employee director who elects to receive options in lieu of his or her cash retainer shall be granted an option to purchase shares on the first day of each calendar quarter. The total number of shares of stock to be covered by the option is equal to the quotient obtained by dividing the cash retainer scheduled to be paid on such date by the value of an option on the date of grant as determined using the Black-Scholes model. An Election may only be revoked by a written revocation, which revocation shall take effect six months after receipt of such revocation by the Company.

    The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. The exercise price is subject to adjustment for changes in capitalization. The Director Plan requires that options granted thereunder will expire on the date which is five years from the date of grant. Each option granted pursuant to the automatic grant provisions of the Director Plan becomes exercisable in forty-eight equal monthly installments. Options granted in lieu of a cash retainer vest immediately.

    1997 Employee Stock Purchase Plan

    The 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors on January 14, 1997 and approved by the Company's stockholders on April 15, 1997. Under the 1997 Purchase Plan, payroll deductions are used to purchase the Company's Common Stock for eligible, participating employees through the exercise of stock options. It is intended that the 1997 Purchase Plan constitute an "employee stock purchase plan" within the meaning of
Section 423(b) of the Code.

    The 1997 Purchase Plan is administered by the Board of Directors of the Company or a committee thereof. The 1997 Purchase Plan authorizes the issuance of up to 140,000 shares of Common Stock (subject to adjustment for capital changes) pursuant to the exercise of nontransferable options granted to participating employees. Option holders are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction.

    An employee electing to participate in the 1997 Purchase Plan must authorize an amount (a whole percentage not less than 1% nor more than 15% of the employee's base salary compensation actually paid during the Payment Period, excluding without limitation any benefits, bonuses or commissions) to be deducted by the Company from the employee's pay and applied toward the purchase of Common Stock under the 1997 Purchase Plan. Payroll deductions will be accumulated under the 1997 Purchase Plan during the six-month periods January 1 through June 30 and July 1 through December 31 (the "Payment Periods"). On the first business day of each Payment Period, the Company will grant to each 1997 Purchase Plan participant an option to purchase shares of Common Stock of the Company. On the last day of the Payment Period, the employee will be deemed to have exercised this option to the extent of such employee's accumulated payroll deductions. In no event, however, may the employee exercise an option granted under the 1997 Purchase Plan for more than 1,000 shares during a Payment Period. If the amount of the accumulated payroll deductions exceeds the aggregate option price of 1,000 shares, the excess deductions will be promptly refunded to the employee without interest. Furthermore, no employee may be granted an option which permits the employee's right to purchase shares of Common Stock under the 1997 Purchase Plan and all other Section 423 plans of the Company and any subsidiary companies, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. Any excess accumulation of payroll deductions will be promptly refunded to the employee without interest. Under the terms of the 1997 Purchase Plan, the option price is an amount equal to the lesser of (i) 90% of the last reported sale price of the Common Stock on the Nasdaq National Market on the first business day of the Payment Period, and
(ii) 90% of the last reported sale price of the Common Stock on the Nasdaq National Market on the last business day of the Payment Period. The Company will accumulate and hold for the employee's account the amounts deducted from his pay. No interest will be paid on these amounts.

    Employees of the Company (and participating subsidiaries) who have completed six months of employment with the Company or any of its subsidiaries on or before the first day of any Payment Period are eligible to participate in the 1997 Purchase Plan. An employee may not be granted an option under the 1997 Purchase Plan if, after the granting of the option, such employee would be treated as owning 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries. The Company sold 11,248 shares of Common Stock to employees under the 1997 Purchase Plan on December 31, 1997, including the following number of shares to the Named Executive Officers: Mr. Sheehan, 540 shares; Mr. Rogers, 496 shares; Mr. Maroney, 120 shares; Mr. Mancuso, 21 shares; and Ms. Keenan, 84 shares.

    Bonuses

    The Company from time to time awards certain key employees bonuses based on both individual and Company performance. The Company's 1997 Bonus Plan was put in place in December 1996 and expired on December 31, 1997. The plan established a target level for 1997 net income and cash bonus pools for executive officers based on achieving target levels. Bonuses were allocated by management based on contributions to operating results. Payments to Named Executive Officers in 1997 were made in the following amounts: Mr. Sheehan $437,500; Mr. Rogers $275,000; Mr. Maroney $200,000; Ms. Keenan $70,000; and
all executive officers as a group $982,500.

EMPLOYMENT AGREEMENTS

    The Company entered into employment agreements with Kevin Sheehan, Michael Rogers, Robert Mancuso, Edmund Maroney and Karen Keenan on October 11, 1995, each with a term of three years subject to annual renewal and earlier termination.

    Messrs. Sheehan's and Rogers' agreements provide that the Company will employ Messrs. Sheehan and Rogers as President and Chief Executive Officer, and Executive Vice President respectively, and will pay them an annual salary determined by the Company's Board of Directors, as well as an annual bonus under the Company's then applicable bonus plans, if any. Under their employment agreements, the Company may terminate their employment for cause defined as (i) a finding by the majority of the Board of Directors that the employee has performed his duties inadequately, (ii) action or inaction by the employee which results in a material breach of the agreement or in the employee unfairly competing with the Company, (iii) the commission of a felony which shall adversely affect the employee's ability to perform his duties, or (iv) the commission of an act of fraud, dishonesty, gross negligence or deliberate disregard for the rules and policies of the Company. Termination for cause results in no liability to the Company beyond the payment of wages to the date of discharge, except in the case of a termination solely pursuant to a finding by the majority of the Board of Directors that they have performed their duties inadequately, in which case the agreements provide for a lump sum payment equal to nine months of their annual salary at their then current rate, as well as nine months of continuing medical coverage paid for by the Company. Should their employment be terminated by the Company without cause, by disability, or by Mr. Sheehan or Mr. Rogers for good reason, which good reason includes (i) a material change by the Company of either of their authority, functions or duties which results in a reduction in their respective position's scope, importance or responsibilities, (ii) a failure by the Company to comply with the terms of the employment agreements, and (iii) with respect to Mr. Sheehan only, a failure by the shareholders to re-elect him as a director of the Company, the agreements provide for a lump sum payment equal to the greater of twice their current annual salary or the salary due to be paid under the remaining term of the agreement, plus a bonus payment equal to twice the average of their last two annual bonuses. The agreements also provide for continuation of medical coverage for the longer of two years or the remaining term of the agreement. The agreements also provide that the Company shall pay to Messrs. Sheehan and Rogers an amount sufficient to fund a life insurance policy payable to the beneficiaries of their choice in a face amount equal to same amount as that they would receive upon termination of their employment by the Company without cause. Should the employment of Messrs. Sheehan or Rogers be terminated within three months before and twelve months after a change in control of the Company, defined to be a consolidation, merger, reorganization or sale or transfer of all or substantially all of the assets of the Company, a change in the majority of the Board of Directors, or the acquisition by any person of 20% or more of the voting securities of the Company, the agreements provide for a lump sum severance payment equal to three times their most recent annual salary plus a payment equal to three times the average of their two most recent annual bonuses as well as continuing medical coverage for three years.

    The employment agreements with Messrs. Mancuso and Maroney and Ms. Keenan provide that the Company will employ them as Senior Vice President--Marketing and Client Management, Senior Vice President--Systems and Chief Financial Officer, respectively, and will pay them an annual salary determined by Mr. Sheehan, as President of the Company, subject to approval by the Board of Directors, and an annual bonus in accordance with the Company's then applicable bonus policy. The provisions regarding termination for cause under their employment agreements are identical to those contained in the employment agreements of Messrs. Sheehan and Rogers. Should the employment of Messrs. Mancuso or Maroney or Ms. Keenan be terminated by the Company without cause, by disability, or by Mr. Mancuso, Mr. Maroney or Ms. Keenan for good reason, which good reason is the same as described above in the employment agreements of Messrs. Sheehan and Rogers, the agreements provide for a lump sum payment equal to the greater of the current annual salary of Messrs. Mancuso or Maroney or Ms. Keenan or the salary due to be paid under the remaining term of the agreement, plus a bonus payment equal to the average of their last two annual bonuses. Should Ms. Keenan's employment be terminated by death, her agreement provides for a lump sum payment in the same amount as that she would receive upon termination of her employment by the Company without cause. The agreements of Messrs. Maroney and Mancuso provide that the Company shall pay to Messrs. Maroney and Mancuso an amount sufficient to fund a life insurance policy payable to the beneficiaries of their choice in a face amount equal to the same amount as that they would receive upon termination of their employment by the Company without cause. The agreements also provide for continuation of medical coverage for the longer of one year or the remaining term of the agreement. Should the employment of Messrs. Mancuso or Maroney or Ms. Keenan be terminated within three months before and twelve months after a change in control of the Company, as described above in the employment agreements of Messrs. Sheehan and Rogers, the agreements provide for a lump sum severance payment equal to two times the most recent annual salary of Messrs. Mancuso or Maroney or Ms. Keenan, as applicable, plus a payment equal to two times the average of their two most recent annual bonuses as well as continuing medical coverage for two years.

PENSION PLAN

    In 1971, the Company adopted the Investors Bank & Trust Pension Plan, as amended (the "Pension Plan"), covering all employees who are at least 21 years of age. In 1996, the Company amended the Pension Plan to freeze the admission of new entrants after December 31, 1996. Benefits under the Pension Plan are based on an employee's years of service and his or her final average monthly compensation. A participant's monthly benefit at normal retirement (i.e., at or after attaining the age of 65 years) payable as a life annuity equals a percentage of the participant's final average monthly compensation multiplied by years of service. The percentage varies depending on years of service and the level of final average monthly compensation. Early retirement benefits are available to participants who have attained age 55 and have at least 10 years of service. Benefits are payable at retirement in the form of a monthly annuity or a single lump sum.

    A participant's final average monthly compensation is the average of his total eligible compensation (i.e., salary, annual bonus and other cash earnings) in his highest paid five consecutive full calendar years of employment in his last 10 consecutive full calendar years of employment, subject to certain limits on eligible compensation set by Federal law. For 1997, such limit was $160,000. The Pension Plan's benefit formula described above became effective in 1991, but applies to all periods of benefit service.

    The following table shows the estimated annual benefits payable upon retirement in specified compensation and years of service classifications.

                                         YEARS OF SERVICE
               --------------------------------------------------------------------
REMUNERATION      10         15          20          25          30          35
-------------  ---------  ---------  ----------  ----------  ----------  ----------
 $    50,000   $   8,000  $  12,000  $   16,000  $   20,000  $   21,875  $   23,750
 $   100,000   $  18,134  $  27,201  $   36,268  $   45,335  $   49,085  $   52,835
 $   150,000   $  28,884  $  43,326  $   57,768  $   72,210  $   77,835  $   83,460
 $   200,000   $  39,634  $  59,451  $   79,268  $   99,085  $  106,585  $  114,085
 $   250,000   $  50,384  $  75,576  $  100,768  $  125,960  $  135,335  $  144,710
 $   300,000   $  61,134  $  91,701  $  122,268  $  152,835  $  164,085  $  175,335

    The Named Executive Officers have the following credited years of service under the Pension Plan: Mr. Sheehan, 24 years; Mr. Rogers, 16 years; Mr. Maroney, 12 years; Ms. Keenan, 9 years; and Mr. Mancuso, 5 years.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

    The Company's compensation policy for executive officers is designed to achieve the following objectives:

    - To enhance profitability of the Company and increase stockholder value.

    - To reward executives in accordance with the Company's annual and long-term performance goals.

    - To recognize individual initiative and achievement.

    - To provide competitive compensation that will attract and retain qualified executives.

    The compensation program for executive officers consists of three elements:
(1) base salary, which is determined on an annual basis and is primarily dependent on external market data; (2) annual incentive compensation in the form of cash bonuses which are based on the achievement of both pre-determined financial objectives of the Company and individual objectives; and (3) long-term incentive compensation, in the form of stock options, granted periodically with the objective of aligning the executive officers' long-term interests with those of the stockholders, encouraging superior results over an extended period and retaining key executive officers.

    Base salary is intended to be competitive with base salary offered for similar executive positions at other local companies in the same or similar industries. The Company utilizes the services of industry experts such as Towers Perrin and Price Waterhouse LLP to perform periodic reviews of executive compensation. The base salary for the Company's executive officers for 1997 reflected a mid-range level of competitive compensation in order to attract and retain key executive officers. In addition to external market data, the Committee also reviews the Company's financial performance and individual performances when adjusting base salary annually.

    In November 1997, the Compensation Committee set the terms for the 1998 Bonus Plan, which is to be reviewed and updated annually. This plan established a target level for net income for 1998 and cash bonus pools for executive officers based on achieving target levels. If 1998 net income equals the target, executive officers will receive bonuses ranging from 50% to 125% of their salary, depending on their position and individual performance, with the Chief Executive Officer receiving 125% of his salary. If 1998 net income exceeds the target level, additional bonus amounts are available. No bonuses will be payable to executive officers if 1998 net income is less than or equal to 1997 net income.

    Long-term incentive compensation, in the form of stock options, also aligns executive officers' interests with those of stockholders. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with an emphasis on long-term financial results and may help to retain key executive officers.

    When establishing stock option grant levels, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules and exercise price of outstanding options and the current stock price. Stock options granted under the Company's 1995 Stock Plan have had an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally vest over a four-year period.

    The 1997 base salary for Mr. Sheehan, the Company's Chief Executive Officer and President, was established by the Board of Directors in December 1996. Under the terms of the 1997 Bonus Plan, Mr. Sheehan's bonus eligibility was set forth on a matrix under which Mr. Sheehan would receive no bonus if 1997 earnings per share did not exceed 1996 earnings per share. Mr. Sheehan's bonus eligibility increased incrementally with each $.05 per share by which 1997 earnings exceeded 1996 earnings. In accordance with the terms of the 1997 Bonus Plan, at the Company's earnings level of $1.75 per share for 1997, Mr. Sheehan was eligible for a bonus equal to 125% of his 1997 salary, or $437,500. Accordingly, approximately 56% of his $787,500 in 1997 cash compensation was based on corporate performance, specifically, the Company's earnings per share. Also, the Compensation Committee granted Mr. Sheehan options to purchase 30,000 shares of Common Stock. The Board of Directors believes that Mr. Sheehan has led the Company toward achieving its goals of growth in the revenue and client base and expansion in the breadth of services provided.

    The Company does not believe Section 162(m) of the Code, which generally disallows a tax deduction for compensation in excess of $1 million paid to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Compensation Committee has considered the requirements of Section 162(m) of the Code and the related regulations. It is the Compensation Committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for Federal income tax purposes.

    The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

Respectfully submitted by
  the Compensation Committee
  of the Board of Directors

         James M. Oates
         Frank B. Condon, Jr.
         Thomas P. McDermott

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Board of Directors has established a Compensation Committee currently consisting of Messrs. Oates, Condon and McDermott. No executive officer of the Company served as a member of the Compensation Committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of the Company.

COMPENSATION OF DIRECTORS

    Employee directors do not receive cash compensation for their service as members of the Board of Directors. Non-employee directors receive an annual fee of $10,000 and an additional $1,000 for each meeting of the Board of Directors that they attend. Non-employee directors are also eligible for participation in the 1995 Non-Employee Director Stock Option Plan, pursuant to which each non-employee director receives automatic grants of options and is eligible to receive their annual fee in the form of stock options. See "1995 Non-Employee Director Stock Option Plan."

STOCK PERFORMANCE

    The following graph compares the change in the cumulative total stockholder return on the Company's Common Stock during the period from the Company's initial public offering on November 8, 1995 through December 31, 1997, with the cumulative total return on the Center for Research in Securities Prices Index for the Nasdaq Stock Market ("Nasdaq Stock Market Index") and the Center for Research in Securities Prices Index for Nasdaq financial stocks ("Nasdaq Financial Stocks Index"). The comparison assumes $100 was invested on November 8, 1995 in the Company's Common Stock at the $16.50 initial offering price and in each of the foregoing indices and assumes reinvestment of dividends, if any.

           Comparison of Five Year1 Cumulative Total Return Among
        Investors Financial Services Corp., Nasdaq Stock Market Index
                   and Nasdaq Financial Stocks Index

                                              11/8/95     12/29/95     12/31/96     12/31/97
                                              -------     --------     --------     --------
Investors Financial Services Corp. .........    100        125.76       168.36       279.45
Nasdaq Stock Market Index ..................    100        100.58       123.71       151.80
Nasdaq Financial Stocks Index ..............    100        105.02       134.63       206.62


(1) Prior to November 8, 1995 the Company's Common Stock was not publicly traded.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The company has entered into loan agreements with Landon T. Clay, a principal stockholder of the Company. These loans are made in the ordinary course of business and on the same terms and conditions prevailing at the time for comparable transactions. As of December 31, 1997, the Company had outstanding an aggregate of $1,200,000 in principal amount of loans to Mr. Clay.

    The Company has adopted a policy whereby all transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors. The reported transactions with Eaton Vance and its officers were conducted on an arms-length basis, on terms the Company believes were no less favorable to the Company than could have been obtained from unrelated third parties. The Company did not obtain independent third party valuations of the terms of these transactions.

                                   PROPOSAL 2

              APPROVAL OF THE AMENDED AND RESTATED 1995 STOCK PLAN

    The Company's 1995 Stock Plan provides for the grant of options to purchase shares of Common Stock pursuant to the grant to employees of incentive stock options ("ISOs") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the grant of non-qualified stock options, stock awards or opportunities to make direct purchases of stock in the Company to directors, officers, employees and consultants of the Company. The Board of Directors has approved and recommended to the stockholders that they approve The Amended and Restated 1995 Stock Plan (the "1995 Plan") which increases the number of shares of Common Stock available for issuance under the 1995 Plan from 560,000 shares to 1,160,000 shares.

    Since August 1995, when the 1995 Stock Plan was originally approved, the number of employees at the Company has increased from approximately 675 to approximately 1,000. The Company has never before sought an increase in the number of shares available for grant under the 1995 plan. The Company relies on stock options as an essential part of the compensation package necessary for the Company to attract and retain qualified and experienced key employees. The Board of Directors believes that the proposed increase in the number of shares available under the 1995 Plan is essential to permit the Company to continue to provide long-term, equity based incentives to present and future key employees.

DESCRIPTION OF THE PLAN

    The complete text of the 1995 Plan is attached hereto as Appendix A and the following discussion is qualified in its entirety by the full text of the 1995 Plan. The 1995 Plan was originally approved by the Company's Board of Directors (the "Board") and sole stockholder in August 1995. The purpose of the 1995 Plan is to provide incentives to directors, officers, employees and consultants of the Company by providing them with opportunities to purchase Common Stock of the Company.

    Under the 1995 Plan, employees of the Company may be awarded options which qualify as ISOs, as defined in Section 422(b) of the Code, and directors, officers, employees and consultants of the Company may be granted options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"). Under the 1995 Plan, directors, officers, employees and consultants of the Corporation may also be granted awards of Common Stock and the opportunity to purchase Common Stock. ISOs and Non-Qualified Options are sometimes collectively referred to as "Options." Options, awards of Common Stock and opportunity to purchase Common Stock are sometimes collectively referred to as "Stock Rights."

    The 1995 Plan is administered by the Compensation Committee (the "Committee") of the Board. Subject to the terms of the 1995 Plan, the Committee has the authority to determine the persons to whom Stock Rights are granted, the number of shares covered by each Stock Right, the exercise price per share and other terms and provisions governing Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable through such Stock Right.

However, no employee may be granted Options treated as ISOs to the extent that ISOs become exercisable for the first time by such optionee during any calendar year with respect to stock of the Company having a fair market value (determined at the time the ISOs were granted) in excess of $100,000, and no employee may be granted Options to acquire, in the aggregate, more than 448,000 shares of Common Stock under the Plan. The interpretation and construction by the Committee of any provision of the 1995 Plan or of any Stock Right granted under the 1995 Plan is final unless otherwise determined by the Board of Directors.

    Stock Rights may be granted under the 1995 Plan at any time prior to August 1, 2005. The exercise price per share of ISOs cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). The exercise price for Non-Qualified Options and the purchase price per share of Common Stock granted pursuant to an award of Common Stock or grant of an opportunity to purchase Common Stock cannot be less than the minimum legal consideration required under the laws of any jurisdiction in which the Company may be organized. Options granted under the 1995 Plan will vest according to a schedule to be determined by the Committee. The Committee shall have the right to accelerate the date of exercise of any installment of any Option (subject to the $100,000 per year limitation on the fair market value of stock subject to ISOs granted to any employee which become exercisable in any calendar year). The 1995 Plan provides that each Option shall expire on the date specified in the option agreement, but not more than ten years from its date of grant.

    Payment of the exercise price of an Option granted under the 1995 Plan may be made in cash or by check, or, if authorized by the Committee, in full or in part by a personal recourse, interest bearing note, by tendering Common Stock of the Company or by assignment to the Company of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization of the broker or selling agent to pay that amount to the Company. Only the grantee may exercise a Stock Right; no assignment or transfers are permitted except by will or by the laws of descent and distribution.

    If an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs shall terminate after the passage of thirty days after the date of termination of employment (but no later than their specified expiration dates). If an ISO optionee ceases to be employed by the Company by reason of death or permanent disability, no further installments of his or her options will become exercisable and the ISO's shall terminate after the passage of one year from the date of termination of employment (but no later than their specified expiration dates). Non-Qualified Options are subject to such termination and cancellation provisions as may be determined by the Committee.

    Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Board may from time to time adopt amendments to the 1995 Plan, certain of which are subject to stockholder approval, and the Board may terminate the 1995 Plan at any time (although such action shall not affect Stock Rights previously granted). Any shares subject to a Stock Right granted under the 1995 Plan, which Stock Right for any reason expires or terminates unexercised, may again be available for future grants. Unless terminated sooner, the 1995 Plan will terminate on August 1, 2005.

    A total of 560,000 shares of the Company's Common Stock are currently reserved for issuance under the 1995 Plan. As of the Record Date, options to purchase 605,900 shares of Common Stock were granted under the 1995 Plan. Of these grants, options to purchase 45,900 shares were made contingent upon stockholder approval of the increase in the number of shares authorized. In 1997, the Company granted options exercisable for an aggregate of 100,000 shares of Common Stock to Messrs. Sheehan, Rogers, Maroney and Mancuso and Ms. Keenan which become exercisable in forty-eight equal monthly installments beginning on the date of grant. An additional 9,500 options granted in 1997 become exercisable in forty-eight equal installments beginning on the date of grant, 500 options granted in 1997 became exercisable immediately upon grant, and the remainder of option grants made in 1997 under the 1995 Plan become exercisable in four equal annual installments beginning one year from the date of grant.

    The following general rules are applicable under current federal income tax law to ISOs under the 1995 Plan:

        1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

        2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the ISO was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

        3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

        4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for income tax purposes.

        5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

        6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year. An optionee may be entitled to a reduced long-term capital gain rate if the holding period for the shares exceeds 18 months.

        7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

        8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

        9. Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

    The following general rules are applicable under current federal income tax law to Non-Qualified Options under the 1995 Plan:

        1. The optionee generally does not realize any taxable income upon the grant of a Non-Qualified Option, and the Company is not allowed a business expense deduction by reason of such grant.

        2. The optionee generally will recognize ordinary compensation income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

        3. When the optionee sells the shares acquired through the exercise of a Non-Qualified Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss. An optionee may be entitled to a reduced long-term capital gain rate if the holding period for the shares exceeds 18 months.

        4. The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

        5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

        6. Special rules apply if the Common Stock acquired through the exercise of a Non-Qualified Option is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

    Under current federal income tax law, persons receiving Common Stock under the 1995 Plan pursuant to an award of Common Stock or a grant of an opportunity to purchase Common Stock generally recognize ordinary compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company generally should be entitled to a corresponding tax deduction. When such stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

    Approval of the Amended and Restated 1995 Stock Plan will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and voting on this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1995 STOCK PLAN.

                                   PROPOSAL 3

                            APPOINTMENT OF AUDITORS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1998. Deloitte & Touche has served as the Company's accountants since the fiscal year ended October 31, 1989. It is expected that a member of Deloitte & Touche will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware but will be considered by the Board of Directors in selecting auditors for future years.

    Ratification of the selection of Deloitte and Touche to serve as auditors for the fiscal year ending December 31, 1997 will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and voting on this proposal.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                 VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

                              SECTION 16 REPORTING

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the period ended December 31, 1997, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the period ended December 31, 1997 except as noted below. Earl W. Zimmerman, former Treasurer of the Company, filed late one Form 4 with respect to one transaction. Messrs. Sheehan, Rogers, Mancuso and Maroney and Ms. Keenan filed late one Form 4 related to one purchase of shares under the Company's 1997 Employee Stock Purchase Plan.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Company must be received at the Company's principal executive offices not later than October 31, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Investors Financial Services Corp., P.O. Box 9130, Boston, MA 02117-9130, Attention: Secretary.

                           EXPENSES AND SOLICITATION

    The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                                                                      Appendix A
                     INVESTORS FINANCIAL SERVICES CORP.

                    AMENDED AND RESTATED 1995 STOCK PLAN

    1. Purpose. The purpose of the Investors Financial Services Corp. 1995 Stock Plan (the "Plan") is to encourage key employees of Investors Financial Services Corp. (the "Company") and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options which qualify as "incentive stock options" ("ISOs") under
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code");
(b) the grant of options which do not qualify as ISOs ("Non-Qualified Options");
(c) awards of stock in the Company ("Awards"); and (d) opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

    2. Administration of the Plan.

       A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board (the "Committee"); provided that the Plan shall be administered: (i) to the extent required by applicable regulations under
    Section 162(m) of the Code, by two or more "outside directors" (as defined in applicable regulations thereunder) and (ii) to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor provision ("Rule 16b-3"), by a disinterested administrator or administrators within the meaning of Rule 16b-3. Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards shall be granted or Purchases made;
    (iii) determine the purchase price of shares subject to each Option or Purchase, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

       B. Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

       C. Grant of Stock Rights to Board Members. Subject to the provisions of the first sentence of paragraph 2(A) above, if applicable, Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Consistent with the provisions of the first sentence of Paragraph 2(A) above, members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Stock Rights.

    3. Eligible Employees and Others. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

    4. Stock. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 1,160,000, subject to adjustment as provided in paragraph 13. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares of Common Stock subject to such Stock Right shall again be available for grants of Stock Rights under the Plan.

    No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 448,000 of shares of Common Stock under the Plan. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

    5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time on or after August 15, 1995 and prior to August 1, 2005. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant. Options granted under the Plan are intended to qualify as performance-based compensation to the extent required under Proposed Treasury Regulation Section 1.162-27.

    6. Minimum Option Price; ISO Limitations.

       A. Price for Non-Qualified Options, Awards and Purchases. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan shall in no event be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

       B. Price for ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

       C. $100,000 Annual Limitation on ISO Vesting. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options.

       D. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

    7. Option Duration. Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

    8. Exercise of Option. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

       A. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

       B. Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

       C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

       D. Acceleration of Vesting. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in
    Section 422(d) of the Code, as described in paragraph 6(C).

    9. Termination of Employment. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) thirty
(30) days after the date of termination of his or her employment, or (b) their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

    10. Death; Disability.

        A. Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) one year from the date of the optionee's death.

       B. Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any ISO held by him or her on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISO or (ii) one year from the date of the termination of the optionee's employment. For the purposes of the plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

    11. Assignability. No Stock Right shall be assignable or transferable by the grantee except by will, by the laws of descent and distribution or, in the case of Non-Qualified Options only, pursuant to a valid domestic relations order. Except as set forth in the previous sentence, during the lifetime of a grantee each Stock Right shall be exercisable only by such grantee.

    12. Terms and Conditions of Options. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the

Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

    13. Adjustments. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

        A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

        B. Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

        C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.

        D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

        E. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

        F. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

        G. Fractional Shares. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

        H. Adjustments. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

    14. Means of Exercising Options. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or
(e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

    15. Term and Amendment of Plan. This Plan was adopted by the Board on August 15, 1995, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. If the approval of stockholders is not obtained prior to August 15, 1996, any grants of ISOs under the Plan made prior to that date will be rescinded. The Plan shall expire at the end of the day on August 1, 2005 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions:
(a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the benefits accruing to participants under the Plan may not be materially increased; (c) the requirements as to eligibility for participation in the Plan may not be materially modified; (d) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (e) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); (f) the expiration date of the Plan may not be extended; and (g) the Board may not take any action which would cause the Plan to fail to comply with Rule 16b-3. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Option previously granted to such grantee.

    16. Conversion of ISOs into Non-Qualified Options. The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action.

    17. Application Of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

    18. Notice to Company of Disqualifying Disposition. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or
(b) the date one year following the date the ISO was exercised.

    19. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of an Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the grant of an Award, (iii) the making of a Purchase of Common Stock for less than its fair market value, or
(iv) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

    20. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

    Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

    21. Governing Law. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the Commonwealth of Massachusetts, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                         INVESTORS FINANCIAL SERVICES CORP.

               PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Kevin J. Sheehan and Karen C. Keenan and each or either of them, proxies with full power of substitution to vote all shares of stock of Investors Financial Services Corp. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 14, 1998, at 11:00 a.m. at 200 Clarendon Street, Boston, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 5, 1998, a copy of which has been received by the undersigned.

The nominees for Class III Director are:
Kevin J. Sheehan, James M. Oates and Thomas P. McDermott

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name in the space provided below Proposal 1 on reverse side. To vote for or against all nominees, see Proposal 1 on reverse side.

                                               (To be signed on reverse side.)


/X/  Please mark your
     votes as in this
     example.

                                                                  WITHHOLD
                                                                AUTHORITY TO
                                                                VOTE FOR ALL
                              FOR ALL NOMINEES                 NOMINEES LISTED                            FOR    AGAINST   ABSTAIN
1. To elect three             LISTED ON REVERSE                   ON REVERSE
   (3) Class III                                                                     2. To approve the    / /      / /       / /
   Directors.                    /  /                               /  /                Company's Amended
   See reverse                                                                          and Restated 1995
   side for                                                                             Stock Plan.
   instruction.
                                                                                     3. To ratify the    / /      / /       / /
                                                                                        selection of
                                                                                        Deloitte &
   ___________________________________________                                          Touche LLP as
                                                                                        auditors for
                                                                                        the fiscal year
                                                                                        ending
                                                                                        December 31, 1998.

                                                                                        (Please sign exactly as name appears hereon.
                                                                                        Joint owners should each sign. If signing as
                                                                                        attorney, executor, trustee or guardian,
                                                                                        please give your full title as such.)

                                                                                        ____________________________________________


                                                                                        ____________________________________________
                                                                                        SIGNATURE(S)                            DATE

                                     FOLD AND DETACH HERE